EXHIBIT 21

STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Information is set forth below concerning all operating subsidiaries of the Company as of June 30, 2025 (except subsidiaries which, considered in the aggregate do not constitute a significant subsidiary).

Jurisdiction of
Name of Subsidiary	Incorporation
Amran, LLC	Texas
Custom Hoists, Inc.	Ohio
Horizon Scientific, Inc.	South Carolina
Basmat, Inc., dba McStarlite Co.	California
Minntronix, Inc.	South Dakota
Mold-Tech (Dongguan) Co. Ltd.	China
Mold-Tech (Suzhou) Co. Ltd.)	China
Mold-Tech Portugal Tratamento E Revestimento DeMetais LDA	Portugal
Mold-Tech Singapore Pte. Ltd.	Singapore
Narayan Powertech Pvt. Ltd.	India
Precision Engineering International Limited	United Kingdom
Renco Electronics, Inc.	Florida
Sanyu Switch Co. Limited	Japan
S. I. de Mexico S.A. de C.V.	Mexico
Spincraft ETG Limited	United Kingdom
Standex Electronics, Inc.	Delaware
Standex Electronics Magnetics, Inc.	Delaware
Standex Electronics Japan Corporation	Japan
Standex Electronics (U.K.) Limited	United Kingdom
Standex Europe B.V.	The Netherlands
Standex Holdings Limited	United Kingdom
Standex International GmbH	Germany
Standex International S.r.l.	Italy
Standex Meder Electronics GmbH	Germany
Standex-Meder Electronics (Shanghai) Co. Ltd.	China
SXI Limited	Canada
Tenibac-Graphion, Inc.	Michigan